META FINANCIAL GROUP ANNOUNCES RESULTS FOR 2019 FISCAL SECOND QUARTER
- Revenue Rises 41% -
- Generates Net Income of $32.1 Million and Delivers Earnings Per Diluted Share of $0.81 -

Sioux Falls, S.D., April 25, 2019 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) reported net income of $32.1 million, or $0.81 per diluted share, for the three months ended March 31, 2019, compared to net income of $31.4 million, or $1.08 per diluted share, for the three months ended March 31, 2018. Notably, GAAP earnings for the quarter were impacted by a few significant items. Total revenue for the fiscal 2019 second quarter was $176.4 million, compared to $124.8 million for the same quarter in fiscal 2018, representing an increase of $51.5 million, or 41%.
“We expanded net interest margin again this quarter as we were able to enhance our interest-earning asset mix reflecting ongoing growth in noninterest-bearing deposits, while replacing lower yielding investment portfolio balances with higher yielding loans and leases during the second quarter of fiscal 2019 driving a sizeable increase in net interest income,” said President and CEO Brad Hanson. "We also delivered another successful tax season, and made progress on our key strategic initiatives, which positions us well to continue to drive growth across our core businesses."
Highlights for the 2019 Fiscal Second Quarter Ended March 31, 2019

•	Total gross loans and leases at March 31, 2019 more than doubled to $3.44 billion, compared to March 31, 2018, and increased $106.7 million, or 3%, when compared to December 31, 2018.

•	Average noninterest-bearing deposits of $2.95 billion increased by $296.8 million, or 11%, when compared to the same period in fiscal 2018.

•	Net interest income more than doubled to $71.4 million, compared to $27.4 million in the comparable quarter in fiscal 2018.

•
Net interest margin ("NIM") increased to 5.06% for the fiscal 2019 second quarter from 2.61% over the same period of the prior fiscal year, while the tax-equivalent net interest margin ("NIM, TE") increased to 5.18% from 2.89% over that same period.

•
Total tax services product revenue, inclusive of interest income from the launch of a new interest-bearing refund advance product, was $72.8 million, an increase of 6% compared to the second quarter of fiscal 2018. The Company recorded $22.5 million in loan loss provision expense related to $1.49 billion in tax services loans originated during the fiscal second quarter of 2019.

•	Tax services product income, net of losses and direct product expenses, increased 5% when comparing the fiscal 2019 second quarter to the same period of the prior fiscal year.

•	Related to the previously disclosed DC Solar relationship, the Company recognized a $6.6 million after-tax net non-cash charge to earnings and recorded a $2.0 million increase to goodwill.

•	The Company recorded previously disclosed $6.1 million of pre-tax executive transition costs.

Net Interest Income
Net interest income for the fiscal 2019 second quarter was $71.4 million, an increase of $44.0 million, or 160%, compared to the same quarter in fiscal 2018. This increase was primarily due to growth in loan and lease balances, continued expansion in net interest margin, and an increase in tax services interest income of $7.4 million, which increase in tax services interest income was due in large part to the launch of a new interest-bearing refund advance product. The growth in loan and lease balances, along with the expansion in net interest margin, were largely attributable to the Company's acquisition of Crestmark in the fourth quarter of fiscal 2018 (the "Crestmark acquisition").
During the second quarter of fiscal year 2019, loan and lease interest income grew $55.8 million, offset in part by an increase in interest expense of $11.0 million, in each case, when compared to the same quarter in fiscal 2018. The quarterly average outstanding balance of loans and leases as a percentage of interest-earning assets for the quarter ended March 31, 2019 increased to 65%, from 44% for the quarter ended March 31, 2018, while the quarterly average balance of total investments as a percentage of interest-earning assets decreased to 30% from 53% over that same period. The Company’s average interest-earning assets for the fiscal 2019 second quarter grew by $1.5 billion, or 35%, to $5.72 billion from the comparable quarter in 2018. This was primarily due to growth in the loan and lease portfolio of $1.86 billion, of which $1.67 billion was attributable to an increase in national lending loans and leases along with an increase of $190.2 million in community banking loans, partially offset by a reduction in total investment securities of $534.0 million.
NIM increased to 5.06% for the fiscal 2019 second quarter from 2.61%, while NIM, TE was 5.18% for the fiscal 2019 second quarter, with the net effect of purchase accounting accretion contributing 18 basis points.
The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased by 292 basis points to 6.38% for the fiscal 2019 second quarter compared to the 2018 second fiscal quarter. The increase was driven primarily by the Company's improved earning asset mix, which reflects higher balances for the national lending portfolio and the launch of a new interest-bearing refund advance product. The fiscal 2019 second quarter TEY on the securities portfolio increased by 18 basis points to 3.36% compared to a 3.18% TEY for the same period of the prior year.
Overall, the Company's cost of funds for all deposits and borrowings averaged 1.17% during the fiscal 2019 second quarter, compared to 0.58% for the 2018 second fiscal quarter. This increase was primarily due to a rise in short-term interest rates affecting overnight borrowing rates, other wholesale funding, and the interest-bearing time deposits acquired by the Company in connection with the Crestmark acquisition in the fourth quarter of fiscal 2018. The Company's overall cost of deposits was 1.06% in the fiscal second quarter of 2019, compared to 0.33% in the same quarter of fiscal 2018. Excluding wholesale deposits, the Company's cost of deposits for the second quarter of fiscal 2019 would have been 0.11%.
Non-Interest Income
Fiscal 2019 second quarter non-interest income was $105.0 million, an increase of 8% over the same quarter of fiscal 2018, largely due to increases in rental income, other income, deposit fees, and gain on sale of loans and leases. Partially offsetting the increase in non-interest income was a decrease in card fee income compared to the same quarter of the prior fiscal year, as well as a decrease in total tax product fee income over that same period. The card fee income decrease was related to the previously mentioned wind-down of two non-strategic partners and the transition of certain fees to deposit fees. Certain tax product revenues moved from fee income to interest income due to the launch of a new interest-bearing refund advance product.
Non-Interest Expense
Non-interest expense increased to $110.3 million for the 2019 fiscal second quarter, compared to $68.5 million for the same quarter of fiscal 2018, primarily due to the addition of the Crestmark division, which was not present in the comparable quarter in the prior fiscal year, along with $9.7 million of impairment expense and the Company's recognition of $6.1 million in executive transition agreement costs. During the fiscal 2019 second quarter, compensation and benefits expense increased $17.0 million from the same period of the prior year, primarily due to the addition of Crestmark division employees, the executive transition agreement costs and new hires in the back half of fiscal 2018 in support of Meta's national lending and other business initiatives. The impairment expense included $9.5 million related to the DC Solar relationship.

Income Tax Expense
The Company recorded an income tax benefit of $0.4 million, or an effective tax rate of (1.20%), for the fiscal 2019 second quarter, compared to an income tax expense of $6.5 million, or an effective tax rate of 17.24%, for the fiscal 2018 second quarter. The income tax benefit for the fiscal 2019 second quarter was driven by a combination of the ratably recognized investment tax credits and a tax benefit arising from the impairment charges related to the DC Solar relationship.
Investment tax credits related to the solar leasing initiatives and future originations in fiscal 2019 will be recognized ratably based on income over the duration of the current fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.
Investments, Loans and Leases

	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018

Total investments	$1,649,754	$1,855,792	$2,019,968	$2,149,709	$2,306,603

Loans held for sale
Consumer credit products	42,342	24,233	—	—	—
SBA/USDA(1)	17,403	9,327	15,606	—	—
Total loans held for sale	59,745	33,560	15,606	—	—

National Lending loans and leases
Asset based lending	572,210	554,072	477,917	—	—
Factoring	287,955	284,912	284,221	—	—
Lease financing	321,414	290,889	265,315	—	—
Insurance premium finance	307,875	330,712	337,877	303,603	240,640
SBA/USDA	77,481	67,893	59,374	—	—
Other commercial finance	98,956	89,402	85,145	11,418	8,041
Commercial finance(2)	1,665,891	1,617,880	1,509,849	315,021	248,681
Consumer credit products	139,617	96,144	80,605	26,583	—
Other consumer finance	170,824	182,510	189,756	194,344	201,942
Consumer finance	310,441	278,654	270,361	220,927	201,942
Tax services	84,824	76,575	1,073	14,281	58,794
Warehouse finance	186,697	176,134	65,000	—	—
Total National Lending loans and leases	2,247,853	2,149,243	1,846,283	550,229	509,417
Community Banking loans
Commercial real estate and operating	869,917	863,753	790,890	751,146	723,091
Consumer one-to-four family real estate and other	257,079	256,341	247,318	237,704	228,415
Agricultural real estate and operating	60,167	58,971	60,498	60,096	58,773
Total Community Banking loans	1,187,163	1,179,065	1,098,706	1,048,946	1,010,279
Total gross loans and leases	3,435,016	3,328,308	2,944,989	1,599,175	1,519,696
Allowance for loan and lease losses	(48,672)	(21,290)	(13,040)	(21,950)	(27,078)
Net deferred loan and lease origination fees (costs)	2,964	1,190	(250)	(1,881)	(2,080)
Total loans and leases, net of allowance	$3,389,308	$3,308,208	$2,931,699	$1,575,344	$1,490,538
(1) The March 31, 2019 balance included $0.8 million of an interest rate mark premium related to the acquired loans and leases from the Crestmark acquisition.
(2) The March 31, 2019 balance included $8.7 million and $4.5 million of credit and interest rate mark discounts, respectively, related to the acquired loans and leases from the Crestmark acquisition.
The Company continued to utilize sales of securities and cash flow from its amortizing securities portfolio to fund loan and lease growth. Investment securities totaled $1.65 billion at March 31, 2019, as compared to $2.31 billion at March 31, 2018.

Total gross loans and leases increased $1.92 billion, or 126%, to $3.44 billion at March 31, 2019, from $1.52 billion at March 31, 2018, primarily driven by loans and leases attributable to the acquired Crestmark commercial finance division, along with increases in warehouse finance and consumer credit product loans, a 28% increase in insurance premium finance loans, and an 18% increase in community banking loans.
At March 31, 2019, commercial finance loans, which comprised 48% of the Company's gross loan and lease portfolio, totaled $1.67 billion, reflecting growth of $48.0 million, or 3%, from December 31, 2018. Consumer credit product loans increased by $43.5 million, or 45%, and warehouse finance loans increased by $10.6 million, or 6%, in each case at March 31, 2019 as compared to December 31, 2018.
Asset Quality
The Company’s allowance for loan and lease losses was $48.7 million at March 31, 2019, compared to $27.1 million at March 31, 2018, driven primarily by increases in the allowance of $8.4 million in commercial finance, $6.4 million in consumer lending, $4.5 million in tax services and $2.0 million in the community banking portfolio.

(Unaudited)	Three Months Ended			Six Months Ended
Allowance for loan and lease loss activity	March 31, 2019	December 31, 2018	March 31, 2018	March 31, 2019	March 31, 2018
(Dollars in thousands)
Beginning balance	$21,290	$13,040	$8,862	$13,040	$7,534
Provision - tax services loans	22,473	1,496	18,129	23,969	19,146
Provision - all other loans and leases	10,845	7,603	214	18,448	265
Charge-offs - tax services loans	(1)	(42)	—	(43)	—
Charge-offs - all other loans and leases	(6,522)	(2,762)	(339)	(9,283)	(499)
Recoveries - tax services loans	84	92	9	176	422
Recoveries - all other loans and leases	503	1,863	203	2,365	210
Ending balance	$48,672	$21,290	$27,078	$48,672	$27,078
Provision for loan and lease losses was $33.3 million for the quarter ended March 31, 2019, compared to $18.3 million for the comparable period in the prior fiscal year. The increase in provision was primarily driven by originations in the tax services portfolio, growth in commercial finance and provision expense to maintain allowance levels. Net charge-offs were $5.9 million for the quarter ended March 31, 2019 compared to $0.1 million for the quarter ended March 31, 2018.
The Company's non-performing assets at March 31, 2019, were $40.9 million, representing 0.68% of total assets, compared to $45.4 million, or 0.73% of total assets at December 31, 2018 and $36.1 million, or 0.84% of total assets at March 31, 2018. The Company's non-performing loans and leases at March 31, 2019 were $9.6 million, representing 0.28% of total loans and leases, compared to $13.9 million, or 0.42% of total loans and leases at December 31, 2018 and $6.0 million, or 0.40% of total loans and leases at March 31, 2018.
Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2019 second quarter increased by $1.98 billion, or 54%, compared to the same period in fiscal 2018. Average wholesale deposits increased $1.60 billion, or 233%, primarily related to the Crestmark acquisition, and noninterest-bearing deposits increased $296.8 million, or 11%, for the 2019 fiscal second quarter when compared to the same period in fiscal 2018.
The average balance of total deposits and interest-bearing liabilities was $5.86 billion for the three-month period ended March 31, 2019, compared to $4.17 billion for the same period in the prior fiscal year, representing an increase of 41%.
Total end-of-period deposits increased 49%, to $4.97 billion at March 31, 2019, compared to $3.34 billion at March 31, 2018. The increase in end-of-period deposits was primarily a result of increases in wholesale deposits, certificates of deposits and interest-bearing checking deposits.

Overview of the DC Solar Financial Impact
As previously communicated, the Company became aware that DC Solar Solutions, Inc., DC Solar Distribution, Inc. and their affiliates filed for bankruptcy and the entities, including their principals, are subjects of an ongoing federal investigation involving allegations of fraudulent misconduct. The Company previously purchased a portfolio of mobile solar generators from DC Solar Solutions, Inc. and certain of its affiliates and, in turn, leased the generators to DC Solar Distribution, Inc., another affiliate of DC Solar Solutions, pursuant to three separate operating leases. The Company has continued to monitor these matters and, in considering the facts and circumstances, the Company recorded a non-cash impairment charge and related effects to the underlying leased assets in the Company's financial statements for the three months ended March 31, 2019. The Company continues to gather information about the situation and, as of the date of this release, has identified and located nearly all of the underlying assets, however the timing and extent to which the Company will be able to recover and re-lease the underlying assets remains uncertain, due in part to claims by third parties as to their potential interests in the underlying assets.
In accordance with GAAP, based on the facts and circumstances surrounding these DC Solar matters, the Company recorded the identified impairment for the DC Solar transactions acquired as a result of the Crestmark acquisition and other related adjustments through goodwill. The impairment and related adjustments for the DC Solar transaction originated post-acquisition is reflected in current earnings. As new facts and circumstances become available, the Company will assess any remaining exposure with respect to these DC Solar matters to determine whether additional adjustments to goodwill and/or impairment loss is necessary. The Company will continue to account for adjustments to the acquired DC Solar transactions as adjustments to goodwill as long as the required criteria under GAAP are met.
In addition to the $2.0 million provisional increase to goodwill on the Company’s balance sheet at March 31, 2019, the table below reflects the net impact of the foregoing DC Solar matters, based upon the Company's present understanding of the relevant facts and circumstances, to the Company's income statement for the three months ended March 31, 2019.

Income (Expense)
Income Statement:	(Dollars in Thousands)
Rental income	$1,633
Other income	315
Impairment	(9,549)
Income tax benefit	1,047
Impact to net income	$(6,554)
Regulatory Capital
The Company and MetaBank remained above the federal regulatory minimum capital requirements at March 31, 2019 and continued to be classified as well-capitalized institutions. Regulatory capital ratios of the Company and the Bank are stated in the table below.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the dates indicated	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Company
Tier 1 leverage ratio	7.45%	7.90%	8.50%	8.29%	7.26%
Common equity Tier 1 capital ratio	10.94%	10.11%	10.56%	13.92%	13.74%
Tier 1 capital ratio	11.31%	10.47%	10.97%	14.35%	14.18%
Total qualifying capital ratio	14.20%	12.69%	13.18%	18.37%	18.48%
MetaBank
Tier 1 leverage ratio	8.42%	9.01%	9.75%	10.16%	8.93%
Common equity Tier 1 capital ratio	12.72%	11.87%	12.50%	17.57%	17.43%
Tier 1 capital ratio	12.76%	11.91%	12.56%	17.57%	17.43%
Total qualifying capital ratio	13.92%	12.41%	12.89%	18.50%	18.59%
Due to the predictable, quarterly cyclicality of noninterest-bearing deposits in connection with tax season business activity, management believes that a six-month capital calculation is a useful metric to monitor the Company’s overall capital management process. As such, MetaBank’s six-month average Tier 1 leverage ratio, Common equity Tier 1 capital ratio, Tier 1 capital ratio, and Total qualifying capital ratio as of March 31, 2019, were 8.97%, 12.27%, 12.31%, and 13.42%, respectively.
The following table provides certain non-GAAP financial measures used to compute certain of the ratios included in the table above for the periods presented, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach(1)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in Thousands)
Total stockholders' equity	$823,709	$770,728	$747,726	$443,913	$443,703
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	302,768	299,037	299,456	94,781	95,262
LESS: Certain other intangible assets	56,456	61,317	64,716	46,098	47,724
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	7,381	4,720	—	—	—
LESS: Net unrealized gains (losses) on available-for-sale securities	(10,022)	(28,829)	(33,114)	(28,601)	(21,166)
LESS: Noncontrolling interest	3,528	3,267	3,574	—	—
LESS: Unrealized currency gains (losses)	(242)	(357)	3	—	—
Common Equity Tier 1 (1)	463,840	431,573	413,091	331,635	321,882
Long-term debt and other instruments qualifying as Tier 1	13,661	13,661	13,661	10,310	10,310
Tier 1 minority interest not included in common equity tier 1 capital	2,064	1,796	2,118	—	—
Total Tier 1 capital	479,565	447,030	428,870	341,945	332,192
Allowance for loan and lease losses	48,812	21,422	13,185	22,151	27,285
Subordinated debentures (net of issuance costs)	73,566	73,528	73,491	73,442	73,418
Total qualifying capital	$601,963	$541,980	$515,546	$437,538	$432,896
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding AOCI, each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(Dollars in Thousands)
Total Stockholders' Equity	$823,709	$770,728	$747,726	$443,913	$443,703
Less: Goodwill	307,464	303,270	303,270	98,723	98,723
Less: Intangible assets	60,506	66,366	70,719	46,098	47,724
Tangible common equity	455,739	401,092	373,737	299,092	297,256
Less: Accumulated Other Comprehensive Income (Loss) ("AOCI")	(10,264)	(29,186)	(33,111)	(28,601)	(21,166)
Tangible common equity excluding AOCI (Loss)	$466,003	$430,278	$406,848	$327,693	$318,422

Future Outlook
The Company expects fiscal 2019 earnings per common share ("EPS") on an adjusted basis to range between $2.35 to $2.65. Importantly, the Company's estimates on an adjusted basis exclude the non-recurring $0.12 EPS effect, or $6.1 million, of pre-tax executive transition agreement costs incurred in the quarter ended March 31, 2019. The adjusted EPS guidance also excludes the $0.17 EPS effect, or $6.6 million, after-tax net charge to earnings related to the DC Solar matters. As a result, GAAP earnings per share for fiscal 2019 is expected to be in the range of $2.06 to $2.36 per share. The Company reaffirms the earnings outlook for fiscal year 2020 GAAP EPS to be in the range of $3.10 to $3.80.
Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. CDT (5:00 p.m. EDT) on Thursday, April 25, 2019. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com.  Telephone participants may access the live conference call by dialing (844) 461-9934 beginning approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 8878418 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company's statements of financial condition and operations; growth and expansion; new products and services, such as those offered by MetaBank or the Company's Payments divisions (which include Meta Payment Systems, Refund Advantage, EPS Financial and Specialty Consumer Services); credit quality and adequacy of reserves; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; the expected growth opportunities, beneficial synergies and/or operating efficiencies from the Crestmark acquisition may not be fully realized or may take longer to realize than expected; customer losses and business disruption related to the Crestmark acquisition; unanticipated or unknown losses and liabilities may be incurred by the Company following the Crestmark acquisition; the costs, risks and effects on the Company of the ongoing federal investigation and bankruptcy proceedings involving DC Solar Solutions, Inc., DC Solar Distribution, Inc., and their affiliates, including the potential financial impact of those matters on the net book value of Company assets leased to DC Solar Distribution and the Company’s ability to recognize certain investment tax credits associated with such assets, and the results of the Company’s review of its due diligence processes with respect to the Company’s alternative energy assets; factors relating to the Company’s recently announced share repurchase program; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; risks relating to the recent U.S. government shutdown, including any adverse impact on our ability to originate or sell SBA/USDA loans and any delay by the Internal Revenue Service in processing taxpayer refunds, thereby increasing the cost to us of our refund advance loans; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Congress and the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, market, and monetary fluctuations; the timely and efficient development of, and acceptance of, new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or acceptance of usage of Meta’s strategic partners’ refund advance products; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry; our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the Federal Deposit Insurance Corporation, which insures MetaBank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving MetaBank's divisions; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution, particularly in light of our growing deposit base, a portion of which has been characterized as “brokered;” changes in consumer spending and saving habits; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2018, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data(1))

ASSETS	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Cash and cash equivalents	$156,461	$164,169	$99,977	$71,276	$107,563
Investment securities available for sale, at fair value	1,081,663	1,340,870	1,484,160	1,349,642	1,417,012
Mortgage-backed securities available for sale, at fair value	413,493	354,186	364,065	575,999	654,890
Investment securities held to maturity, at cost	146,992	153,075	163,893	215,850	226,308
Mortgage-backed securities held to maturity, at cost	7,606	7,661	7,850	8,218	8,393
Loans held for sale	59,745	33,560	15,606	—	—
Loans and leases	3,437,980	3,329,498	2,944,739	1,597,294	1,517,616
Allowance for loan and lease losses	(48,672)	(21,290)	(13,040)	(21,950)	(27,078)
Federal Home Loan Bank Stock, at cost	7,436	15,600	23,400	7,446	17,846
Accrued interest receivable	20,281	22,076	22,016	17,825	17,604
Premises, furniture, and equipment, net	45,457	44,299	40,458	20,374	20,278
Rental equipment, net	140,087	146,815	107,290	—	—
Bank-owned life insurance	88,565	87,934	87,293	86,655	86,021
Foreclosed real estate and repossessed assets	29,548	31,548	31,638	29,922	30,050
Goodwill	307,464	303,270	303,270	98,723	98,723
Intangible assets	60,506	66,366	70,719	46,098	47,724
Prepaid assets	26,597	31,483	27,906	23,211	26,342
Deferred taxes	19,079	23,607	18,737	23,025	20,939
Other assets	49,754	48,038	35,090	19,551	31,462

Total assets	$6,050,042	$6,182,765	$5,835,067	$4,169,159	$4,301,693

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Noninterest-bearing checking	$3,034,428	$2,739,757	$2,405,274	$2,637,987	$2,850,886
Interest-bearing checking	183,492	128,662	111,587	103,065	123,397
Savings deposits	59,978	52,229	54,765	57,356	65,345
Money market deposits	56,563	54,559	51,995	45,115	48,070
Time certificates of deposit	154,401	170,629	276,180	57,151	71,712
Wholesale deposits	1,481,445	1,790,611	1,531,186	620,959	181,087
Total deposits	4,970,307	4,936,447	4,430,987	3,521,633	3,340,497
Short-term debt	11,583	231,293	425,759	27,290	315,777
Long-term debt	99,800	88,983	88,963	85,580	85,572
Accrued interest payable	9,239	11,280	7,794	3,705	1,315
Accrued expenses and other liabilities	135,404	144,034	133,838	87,038	114,829
Total liabilities	5,226,333	5,412,037	5,087,341	3,725,246	3,857,990

STOCKHOLDERS’ EQUITY
Preferred stock, 3,000,000 shares authorized, no shares issued or outstanding at March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, and March 31, 2018	—	—	—	—	—
Common stock, $.01 par value; 90,000,000 shares authorized, 39,565,496, 39,494,919, 39,192,063, 29,122,596, and 29,119,718 shares issued and 39,450,938, 39,405,508, 39,167,280, 29,101,605, and 29,098,773 shares outstanding at March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, and March 31, 2018	395	394	393	291	291
Common stock, Nonvoting, $.01 par value; 3,000,000 shares authorized, no shares issued or outstanding at March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, and March 31, 2018	—	—	—	—	—
Additional paid-in capital	576,406	572,156	565,811	267,610	265,491
Retained earnings	258,600	228,453	213,048	206,284	200,753
Accumulated other comprehensive (loss) income	(10,264)	(29,186)	(33,111)	(28,601)	(21,166)
Treasury stock, at cost, 114,558, 89,411, 24,783, 20,991, and 20,945 common shares at March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, and March 31, 2018	(4,956)	(4,356)	(1,989)	(1,671)	(1,666)
Total equity attributable to parent	820,181	767,461	744,152	443,913	443,703
Non-controlling interest	3,528	3,267	3,574	—	—
Total stockholders’ equity	823,709	770,728	747,726	443,913	443,703

Total liabilities and stockholders’ equity	$6,050,042	$6,182,765	$5,835,067	$4,169,159	$4,301,693
(1) All share and per share data reported in this release for all periods presented has been adjusted to reflect the 3-for-1 forward stock split effected by the Company on October 4, 2018.

Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data(1))

	Three Months Ended			Six Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018	March 31, 2019	March 31, 2018
Interest and dividend income:
Loans and leases, including fees	$73,670	$60,498	$17,844	$134,168	$34,287
Mortgage-backed securities	2,861	2,698	4,047	5,559	7,805
Other investments	11,763	11,780	11,480	23,543	22,136
	88,294	74,976	33,371	163,270	64,228
Interest expense:
Deposits	14,740	10,596	2,957	25,336	4,842
FHLB advances and other borrowings	2,204	4,108	3,009	6,312	5,785
	16,944	14,704	5,966	31,648	10,627

Net interest income	71,350	60,272	27,405	131,622	53,601

Provision for loan for lease losses	33,318	9,099	18,343	42,417	19,411

Net interest income after provision for loan and lease losses	38,032	51,173	9,062	89,205	34,190

Noninterest income:
Refund transfer product fees	31,601	261	33,803	31,862	33,995
Tax advance product fees	33,038	1,685	33,838	34,723	35,785
Card fees	23,052	19,351	26,856	42,403	52,103
Rental income	9,890	10,890	—	20,780	—
Loan and lease fees	925	1,247	1,042	2,173	2,334
Bank-owned life insurance	631	642	650	1,273	1,319
Deposit fees	2,093	1,938	982	4,031	1,830
Gain (loss) on sale of securities available-for-sale, net	231	(22)	(166)	209	(1,176)
Gain on sale of loans and leases	1,085	867	—	1,951	—
Gain (loss) on foreclosed real estate	(200)	15	—	(185)	(19)
Other income	2,679	877	414	3,556	516
Total noninterest income	105,025	37,751	97,419	142,776	126,687

Noninterest expense:
Compensation and benefits	49,164	33,010	32,172	82,174	54,512
Refund transfer product expense	7,181	10	9,871	7,191	9,972
Tax advance product expense	2,225	452	1,474	2,677	1,754
Card processing	6,971	7,085	7,190	14,056	13,730
Occupancy and equipment	7,212	6,458	4,477	13,670	9,367
Operating lease equipment depreciation	4,485	7,765	—	12,251	—
Legal and consulting	4,308	3,969	3,239	8,277	5,655
Marketing	585	539	668	1,124	1,221
Data processing	321	437	243	758	657
Intangible amortization	5,596	4,383	2,731	9,978	4,412
Impairment expense	9,660	—	—	9,660	—
Other expense	12,546	10,187	6,432	22,733	11,259
Total noninterest expense	110,254	74,295	68,497	184,549	112,539

Income before income tax expense	32,803	14,629	37,984	47,432	48,338

Income tax (benefit) expense	(395)	(1,691)	6,548	(2,086)	12,232

Net income before noncontrolling interest	33,198	16,320	31,436	49,518	36,106
Net income attributable to noncontrolling interest	1,078	922	—	2,000	—
Net income attributable to parent	$32,120	$15,398	$31,436	$47,518	$36,106

Earnings per common share
Basic	$0.81	$0.39	$1.08	$1.21	$1.24
Diluted	$0.81	$0.39	$1.08	$1.20	$1.24
Shares used in computing earnings per share
Basic	39,429,595	39,335,054	29,061,180	39,381,682	29,015,376
Diluted	39,496,832	39,406,507	29,180,136	39,450,263	29,130,414
(1) All share and per share data reported in this release for all periods presented has been adjusted to reflect the 3-for-1 forward stock split effected by the Company on October 4, 2018.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Only the yield/rate reflects tax-equivalent adjustments. Non-accruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended March 31,	2019			2018
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(2)
Interest-earning assets:
Cash & fed funds sold	$281,069	$1,914	2.76%	$132,355	$722	2.21%
Mortgage-backed securities	374,096	2,861	3.10%	642,164	4,047	2.56%
Tax exempt investment securities	926,156	6,138	3.40%	1,431,974	9,001	3.38%
Asset-backed securities	285,783	2,677	3.80%	112,301	1,220	4.41%
Other investment securities	142,452	1,034	2.95%	76,081	537	2.86%
Total investments	1,728,487	12,710	3.36%	2,262,520	14,805	3.18%
Commercial finance loans and leases	1,649,973	41,954	10.31%	249,320	3,009	4.90%
Consumer finance loans	327,441	7,289	9.03%	197,134	3,218	6.62%
Tax services loans	369,331	8,204	9.01%	416,625	833	0.81%
Warehouse finance loans	181,781	2,789	6.22%	—	—	—%
National lending loans and leases	2,528,526	60,236	9.66%	863,079	7,060	3.32%
Community banking loans	1,181,294	13,434	4.61%	991,089	10,784	4.41%
Total loans and leases	3,709,820	73,670	8.05%	1,854,168	17,844	3.90%
Total interest-earning assets	$5,719,376	$88,294	6.38%	$4,249,043	$33,371	3.46%
Non-interest-earning assets	1,068,318			453,759
Total assets	$6,787,694			$4,702,802

Interest-bearing liabilities:
Interest-bearing checking	$148,640	$78	0.21%	$100,804	$51	0.20%
Savings	56,048	9	0.07%	59,634	9	0.06%
Money markets	57,932	92	0.64%	48,812	27	0.22%
Time deposits	148,384	715	1.95%	118,933	344	1.17%
Wholesale deposits	2,283,049	13,846	2.46%	685,025	2,526	1.50%
Total interest-bearing deposits	2,694,053	14,740	2.22%	1,013,208	2,957	1.18%
Overnight fed funds purchased	103,600	637	2.49%	407,789	1,679	1.67%
FHLB advances	—	—	—%	2,333	9	1.56%
Subordinated debentures	73,542	1,162	6.41%	73,395	1,114	6.15%
Other borrowings	39,610	405	4.14%	19,602	207	4.29%
Total borrowings	216,752	2,204	4.12%	503,119	3,009	2.43%
Total interest-bearing liabilities	2,910,805	16,944	2.36%	1,516,327	5,966	1.60%
Non-interest bearing deposits	2,953,275	—	—%	2,656,516	—	—%
Total deposits and interest-bearing liabilities	$5,864,080	$16,944	1.17%	$4,172,843	$5,966	0.58%
Other non-interest-bearing liabilities	129,525			86,675
Total liabilities	5,993,605			4,259,518
Shareholders' equity	794,089			443,284
Total liabilities and shareholders' equity	$6,787,694			$4,702,802
Net interest income and net interest rate spread including non-interest-bearing deposits		$71,350	5.21%		$27,405	2.88%

Net interest margin			5.06%			2.61%
Tax-equivalent effect			0.12%			0.28%
Net interest margin, tax-equivalent(3)			5.18%			2.89%
(1) Tax rate used to arrive at the TEY for the three months ended March 31, 2019 was 21%.
(2) Tax rate used to arrive at the TEY for the three months ended March 31, 2018 was 24.53%.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully-taxable-equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information
As of and for the three months ended:	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018

Equity to total assets	13.61%	12.47%	12.81%	10.65%	10.31%
Book value per common share outstanding	$20.88	$19.56	$19.09	$15.25	$15.25
Tangible book value per common share outstanding	$11.55	$10.18	$9.54	$10.28	$10.22
Tangible book value per common share outstanding excluding AOCI	$11.81	$10.92	$10.39	$11.26	$10.94
Common shares outstanding	39,450,938	39,405,508	39,167,280	29,101,605	29,098,773
Non-performing assets to total assets	0.68%	0.73%	0.72%	0.86%	0.84%
Non-performing loans and leases to total loans and leases	0.28%	0.42%	0.35%	0.36%	0.40%
Net interest margin	5.06%	4.60%	4.05%	2.94%	2.61%
Net interest margin, tax-equivalent	5.18%	4.76%	4.27%	3.23%	2.89%
Return on average assets	1.89%	1.03%	0.65%	0.64%	2.67%
Return on average equity	16.18%	8.19%	5.34%	6.11%	28.37%
Full-time equivalent employees	1,231	1,229	1,219	932	916

Select Quarterly Expenses
(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021

Amortization of Intangibles (1)	$5,596	$4,375	$3,357	$2,675	$3,400	$2,632	$2,278	$2,675	$2,752
Executive Officer Stock Compensation (2)	$917	$927	$937	$679	$669	$669	$676	$485	$473
(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.
(2) These amounts are based upon the long-term employment agreements signed in the first and second quarters of fiscal 2017 by the Company’s three highest paid executives at that time. This table makes no assumption for expenses related to any additional future agreements entered into, or to be entered into, after such quarters. The amounts in this table were not impacted by the Executive Separation Agreement entered into by the Company as of January 16, 2019 and filed with the Securities and Exchange Commission on January 17, 2019.

About Meta Financial Group®
Meta Financial Group, Inc. ® (Nasdaq: CASH) is the holding company for the financial services company MetaBank® (“Meta”). Founded in 1954, Meta has grown to operate in several different financial sectors: payments, commercial finance, tax services, community banking and consumer lending. Meta works with high-value niche industries, strategic-growth companies and technology adopters to grow their businesses and build more profitable customer relationships. Meta tailors solutions for bank and non-bank businesses, and provides a focused collaborative approach. The organization is helping to shape the evolving financial services landscape by directly investing in innovation and complementary businesses that strategically expand its suite of services. Meta has a national presence and over 1,200 employees, with corporate headquarters in Sioux Falls, S.D. For more information, visit the Meta Financial Group website or LinkedIn.

Investor Relations and Media Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605-362-2423
bkelley@metabank.com